UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 18, 2006
CT COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)
North Carolina
(State or other jurisdiction of incorporation)

0-19179	56-1837282
(Commission File Number)	(IRS Employer Identification No.)

1000 Progress Place NE
P.O. Box 227
Concord, North Carolina	28026-0227
(Address of principal executive offices	(Zip Code)
Registrant’s telephone number, including area code: (704) 722-2500
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
The disclosure contained in Item 2.03 of this report is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
The disclosure contained in Item 2.03 of this report is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On April 18, 2006, CT Communications, Inc. (“CTC”) entered into a Master Loan Agreement with CoBank, ACB (the “MLA”) and two supplements to the MLA. The MLA and the supplements amend and restate CTC’s existing term loan with CoBank, ACB.
Advances under the MLA may be made from time to time, subject to specified conditions precedent, and will be evidenced by supplements to the MLA. The MLA contains customary representations, warranties and affirmative covenants, including the following financial covenants: (i) maintenance of a total leverage ratio, defined as the ratio of total indebtedness to earnings before taxes, depreciation and amortization, not to exceed 3:1 and (ii) maintenance of an equity to total assets ratio of not less than 0.40:1. CTC is subject to a number of customary negative covenants under the MLA, including limitations on indebtedness, liens, contingent liabilities, mergers or consolidations, disposals of assets or subsidiary stock, investments, cash dividends exceeding 100% of CTC’s prior three-year average consolidated net income and transactions with affiliates. Upon the occurrence and during the continuance of customary events of default, CoBank’s remedies include termination of any outstanding commitments, acceleration of amounts due, and a default rate of interest of 2% per annum in excess of the rate otherwise applicable. Prepayments of borrowings under the MLA that bear interest under a fixed rate option will be subject to a prepayment penalty. CTC’s obligations under the MLA are secured by a lien on all equity interests that CTC owns in CoBank, ACB, which is organized as a cooperative for federal tax purposes, and by any additional collateral that may provided under future supplements to the MLA.
The first supplement to the MLA provides a revolving loan commitment of $40 million. The commitment expires on March 30, 2011. The proceeds of borrowings under the revolving loan commitment will be used by CTC for working capital, capital expenditures, and other general corporate purposes. The unpaid principal balance of each advance under the revolving loan commitment will accrue interest, in CTC’s discretion, at (i) a variable base rate option, (ii) a quoted rate option or (iii) a LIBOR-based option. Subject to exceptions relating to loans accruing interest at the LIBOR-based option, interest will be payable on the last day of each calendar quarter. CTC paid CoBank a non-refundable origination fee under the first supplement of $35,000 and will pay a quarterly commitment fee on the average daily unused portion of the commitment. The initial commitment fee will be 0.150% per annum and is subject to adjustment pursuant to a specified schedule based upon CTC’s total leverage ratio as of the last day of each fiscal quarter.

The second supplement to the MLA provides for a term loan in the amount of $43,750,000 which matures on December 31, 2014. The proceeds under the second supplement were used to repay CTC’s existing term loan. The term loan will accrue interest at a fixed annual interest rate of 7.32% per annum. CTC will repay principal and interest on the term loan in equal quarterly payments of $1,250,000, commencing June 30, 2006.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CT COMMUNICATIONS, INC.
By:	/s/ Ronald A. Marino
Ronald A. Marino
Chief Accounting Officer

Dated: April 21, 2006

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